Exhibit 99.43

This Instrument Prepared By:

David A. Ives
Deputy City Attorney
City of Murfreesboro
11 W. Vine Street
Murfreesboro, TN 37130

THE MAXIMUM PRINCIPAL INDEBTEDNESS FOR TENNESSEE RECORDING TAX PURPOSES IS EXEMPT.

Tax Map 091H Group B Parcel 5.00

LIEN TO SECURE PERFORMANCE

THIS LIEN TO SECURE PERFORMANCE (“Lien”) is executed this ______ day of December 2022, among SUNSET ON THE STONES RIVER, LLC, a Colorado Limited liability Company (“Sunset”) and CITY OF MURFREESBORO, a municipal corporation in Rutherford County, Tennessee (“City”).

1. Sunset, as successor to Notes Live, Inc., and in consideration of the obligations undertaken by it in that certain Development Agreement (the “Agreement”) with the City effective as of August 17, 2022, as supplemented by a Closing Memorandum dated December ___, 2022, (altogether, the “Agreement”) which obligations are summarized below, and in order to secure the performance of those obligations, irrevocably grants and conveys to the City, this Lien over

Parcel ______________________

Tax Map 91H Group B Parcel 5.00

located in the 25th Civil District of Rutherford County, Tennessee, and more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Property”). Source of title being instruments of record at Record Book_______ page _______, and Record Book ________ page_______, RORC. Together with all the improvements now or hereafter erected on the property, and all easements, rights, appurtenances, rents, royalties, mineral, oil and gas rights and profits, water, water rights and water stock, and all structures or fixtures now or hereafter attached to the Property, all of which, including replacements and additions thereto, shall be deemed to be and remain a part of the Property.

2. Sunset covenants that it is lawfully seized and possessed of said Property in fee simple, has a good right to convey it, and that the same is unencumbered except for the permitted encumbrances listed in an attachment to the Deed referenced above.

3. City agrees that this Lien shall be subordinated to a security interest held against the Property for purposes of financing the Project through a fully amortizing note with a term not greater than 30 years, if any, provided that this Lien cannot be subordinated to financing for purposes of funding on-going operational expenses or any type of revolving financing. City will execute such documents or instruments as may be required to effect such subordination.

4. Sunset further covenants and binds itself, its successors and assigns, to warrant and defend the title to said City, or its successors and assigns forever, against the lawful claims of all persons.

5. The obligations of Sunset secured by this Lien are summarized as follows:

A.	The obligations under the Promissory Note in the original amount of $3,267,000.

B.	The obligation of Sec. 3.4 of the Development Agreement to pay to the City as Liquidated Damages the amount of $15.74 / sq. ft for Area 1 as shown on the attached Exhibit B, less any Purchase Price Payments previously received by the City, if any of the Sunset Venues, including the amphitheater, cease to operate fully in the manner designed as set forth in Sec. 3.4 of the Development Agreement for two consecutive seasons.

C.	The Construction Requirements referenced ins Sec. 6.2.b of the Development Agreement and as more particularly described in Exhibit D to the Development Agreement, and as modified by the “Amended Exhibit D” attached as Exhibit C.

D.	The “Claw-back” provisions of Sec. 6.4 of the Development Agreement.

E.	The Representations and Warranties contained is Sec. 7.1 of the Development Agreement.

6. Charges, Liens. Subject to the City’s agreement to subordinate as provided above, Sunset shall pay all taxes, assessments and other charges, fines and impositions attributable to the Property which may attain a priority over this Lien when due, directly to the payee thereof.

7. Preservation and Maintenance of Property. Sunset shall keep the Property in good repair and shall not commit waste or permit impairment or deterioration of the Property.

8. Sunset Not Released. Extension of the time for performance of any obligation secured by this Lien granted by the City to Sunset or any successor in interest of Sunset shall not operate to release, in any manner, the liability of Sunset or any Sunset successor in interest.

9. Forbearance by City Not a Waiver. Any forbearance by City in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any such right or remedy.

10. Remedies Cumulative. All remedies provided in this Lien are distinct and cumulative to any other right or remedy under this Lien or afforded by law or equity, and may be exercised concurrently, independently or successively.

11. Successors and Assigns Bound; Joint and Several Liability; Captions. The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective successors and assigns of City and Sunset, provided that the City shall have the right to consent to any voluntary assignment by Sunset, which consent will not be unreasonably withheld. The captions and headings of the paragraphs of this Lien are for convenience only and are not to be used to interpret or define the provisions hereof.

12. Governing Laws; Severability. This Lien shall be governed by the laws of the State of Tennessee, notwithstanding any conflicts of laws provisions. In the event that any provisions or clause of this Lien conflicts with the applicable law, such conflict shall not affect other provisions of this Lien which can be given effect without the conflicting provision, and to this end the provisions of the Lien are declared to be severable.

13. Release. Upon performance of all obligations secured by this Lien, City shall release this Lien without charge to Sunset but Sunset shall pay all costs of recordation.

14. Use of Terms. Any reference to “Sunset” or “City” shall be construed in the appropriate number and gender.

15. Conflicting Provisions. In the event of a conflict between the provisions of this Lien and the provisions of the Agreement, the provisions of the Agreement shall control.

IN WITNESS WHEREOF, Sunset and the City have executed this Lien as of the date first above written.

CITY OF MURFREESBORO		SUNSET ON THE STONES RIVER, LLC

		By:	Notes Live Real Estate
Development, LLC, it’s Manager

By:	/s/ Shane McFarland	By:	/s/ Robert B. Mudd
	Shane McFarland, Mayor	Name:	Robert B. Mudd
		Title:	Manager

ATTEST:

/s/ Jennifer Brown
Jennifer Brown, City Recorder

APPROVED AS TO FORM:

/s/ Adam Tucker
Adam Tucker, Acting City Attorney

notary blocks on follow page

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